Exhibit (a)(1)(A)

Offer to Purchase for Cash

Any and All Outstanding Common Shares

of

TELE NORTE CELULAR PARTICIPAÇÕES S.A.

at

R$79.51 per Common Share

by

TELEMAR NORTE LESTE S.A.

THIS TENDER OFFER CAN BE ACCEPTED AT OR PRIOR TO 5:00 P.M., BRASÍLIA TIME (4:00 P.M., NEW YORK CITY TIME), ON OCTOBER 15, 2008, AND TENDERED SHARES CAN BE WITHDRAWN AT OR PRIOR TO 12:00 NOON, BRASÍLIA TIME (11:00 A.M., NEW YORK CITY TIME), ON OCTOBER 16, 2008, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED

Telemar Norte Leste S.A., or Telemar, a sociedade anônima organized under the laws of the Federative Republic of Brazil, hereby offers to purchase any and all outstanding common shares, no par value, of Tele Norte Celular Participações S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil, or TNCP, at a price of R$79.51 per common share (for reference, equivalent to approximately U.S.$44.39 per common share based on the average of the buy and sell U.S. dollar-Brazilian real exchange rates indicated under “transaction PTAX 800, option 5” published by the Central Bank of Brazil, or the Central Bank, through the SISBACEN system at 7:00 p.m., Brasília time (6:00 p.m., New York City time), or the PTAX exchange rate, on September 12, 2008, which was U.S.$1.00=R$1.7912) in cash, adjusted by the fluctuation in average daily rate of the Certificado Depositário Interbancário (Interbank Deposit Certificate, or CDI), a Brazilian interbank interest rate (which, for reference, was approximately 13.59% on September 12, 2008), from April 3, 2008, the date of completion of the acquisition of certain common shares and preferred shares of TNCP by Telemar as described in this offer to purchase, until the date payment is made for common shares purchased in the tender offer, net of stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms set forth in this offer to purchase.

You may tender all or a portion of the common shares of TNCP that you hold. In accordance with applicable Brazilian regulations, all common shares properly and timely tendered and not properly withdrawn will be purchased by Telemar through an auction, or the Auction, on the São Paulo Stock Exchange (Bolsa de Valores de São Paulo, or the BOVESPA), that is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time), one business day after the Expiration Date, or the Auction Date.

Subject to the terms described in this offer to purchase, the tender offer will expire at 5:00 p.m., Brasília time (4:00 p.m., New York City time), or the Expiration Time, on October 15, 2008 (such date, as it may be extended by us, the Expiration Date). Holders of common shares may withdraw their common shares until the beginning of the Auction.

At the close of business on September 12, 2008, the price per TNCP common share traded on the BOVESPA was R$81.32 (for reference, equivalent to approximately U.S.$45.40 per common share based on the PTAX exchange rate on September 12, 2008, which was U.S.$1.00=R$1.7912).

This offer is being made pursuant to Brazilian law, under which an acquiror is required to make an offer to purchase all remaining outstanding voting shares of a publicly traded company following an acquisition of control of that publicly traded company. This offer does not extend to the preferred shares of TNCP.

Questions or requests for assistance may be directed to the contact person set forth on the back cover of this offer to purchase, at the address and telephone number set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from such contact person.

Any shareholder who wishes to tender all or any portion of its common shares in the tender offer must instruct its representative in Brazil (for the purposes of Resolution No. 2,689/00, as amended, or Resolution No. 2,689, of the Brazilian National Monetary Council (Conselho Monetário Nacional)) or its broker or custodian in the absence of such a representative, to carry out such transaction prior to 5:00 p.m., Brasília time (4:00 p.m., New York City time), on the Expiration Date.

Shareholders and their brokers/custodians will not be able to tender common shares in the offer by means of guaranteed delivery procedures.

You must make your own decision as to whether to tender your common shares and, if so, how many common shares to tender. None of Telemar, any of its affiliates or any of their respective boards of directors or executive officers makes any recommendation as to whether you should tender your common shares. If you are in any doubt as to the action you should take, contact your broker, lawyer, accountant or other professional advisor without delay.

This offer to purchase is intended solely for, and may be used solely by, holders of common shares of TNCP that are U.S. residents. Separate offering materials in Portuguese for holders of common shares that are not U.S. residents, or the Brazilian Offer Documents, are being published concurrently in Brazil.

NONE OF THE U.S. SECURITIES AND EXCHANGE COMMISSION, THE BRAZILIAN COMISSÃO DE VALORES MOBILIÁROS, THE BOLSA DE VALORES DE SÃO PAULO OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, HAS: (A) APPROVED OR DISAPPROVED THE TENDER OFFER; (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER; OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

September 16, 2008

i

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this offer to purchase and may not contain all of the information that is important to you. You should read carefully the remainder of this offer to purchase because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase. Unless the context indicates otherwise, in this offer to purchase, “we,” “us” and “our” refers to Telemar Norte Leste S.A. and “common shares” refers to common shares of TNCP, no par value. Questions or requests for assistance may be directed to the contact person set forth on the back cover of this offer to purchase.

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The Tender Offer: We hereby offer to purchase any and all common shares of Tele Norte Celular Participações S.A. at a price of R$79.51 per common share (for reference, equivalent to approximately U.S.$44.39 per common share based on the PTAX exchange rate on September 12, 2008, which was U.S.$1.00=R$1.7912) in cash, adjusted by the fluctuation in average daily rate of the CDI (which, for reference, was approximately 13.59% on September 12, 2008), from April 3, 2008, the date of completion of the acquisition of certain common shares and preferred shares of TNCP by Telemar as described in this offer to purchase, until the date payment is made for common shares purchased in the tender offer, net of the stock exchange and settlement fees described in this offer to purchase, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms set forth in this offer to purchase.

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Conditions: The tender offer is unconditional. All common shares properly and timely tendered prior to 5:00 p.m., Brasília time (4:00 p.m., New York City time), on the Expiration Date and not withdrawn properly prior to 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date will be purchased by us. See “The Tender Offer—Section 5—No Conditions to the Tender Offer.”

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Expiration Date: Subject to the terms described in this offer to purchase, the tender offer will expire at 5:00 p.m., Brasília time (4:00 p.m., New York City time) on October 15, 2008, unless the tender offer is extended or earlier terminated. In accordance with applicable Brazilian regulations, all common shares properly and timely tendered in the tender offer prior to 5:00 p.m., Brasília time (4:00 p.m., New York City time), on the Expiration Date and not properly withdrawn prior to 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date, will be purchased by us through an Auction on the BOVESPA that is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time), one business day after the Expiration Date. There will be no guaranteed delivery process available to tender common shares. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

If you wish to tender all or any portion of your common shares in the tender offer, you must prior to 5:00 p.m., Brasília time (4:00 p.m., New York City time), on October 15, 2008, instruct your representative in Brazil (for the purposes of Resolution No. 2,689), or your broker or custodian in the absence of such a representative, to carry out the transaction, unless the tender offer is extended or earlier terminated.

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Withdrawal: For a withdrawal to be effective, the broker that has been instructed to tender your common shares in the Auction, as described in “The Tender Offer—Section 2—Acceptance for Purchase and Purchase of Common Shares“ must withdraw the order to tender those common shares before the beginning of the Auction on the Auction Date. If a shareholder wishes to withdraw the tender of its common shares, it is the responsibility of such shareholder to ensure that the broker that has been instructed to tender its common shares receives instructions to withdraw the tender of those common shares before the beginning of the Auction.

For your convenience, please find additional detail on the tender offer below in a question and answer format, including additional detail on the procedures for tendering your common shares.

Who is offering to purchase my shares?

Telemar Norte Leste S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil, is offering to purchase any and all common shares. We are the controlling shareholder of Tele

Norte Celular Participações S.A. as the result of our acquisition on April 3, 2008 of 51.86% of the outstanding common shares and 0.09% of the preferred shares of TNCP under a Stock Purchase Agreement, dated as of December 20, 2007, between Vivo Participações S.A., or Vivo, and us. We refer to this Stock Purchase Agreement as the Telemar Stock Purchase Agreement. See “The Tender Offer—Section 11— Certain Information About Telemar, TNL and TmarPart,” and “—Section 12—Background and Purpose of the Tender Offer.”

Why are you offering to purchase my shares?	We are required by Brazilian law to make an offer to purchase all of the outstanding voting shares of TNCP that we did not acquire on April 3, 2008 for a purchase price of at least 80% of the purchase price paid to Vivo for the common shares acquired from Vivo on April 3, 2008.

See “The Tender Offer—Section 12—Background and Purpose of the Tender Offer.”

How much are you offering to pay?	We are offering to pay you R$79.51 per common share properly and timely tendered in the tender offer and not properly withdrawn (for reference, equivalent to approximately U.S.$44.39 per common share based on the PTAX exchange rate on September 12, 2008, which was U.S.$1.00=R$1.7912) adjusted by the fluctuation in average daily rate of the CDI (which, for reference, was approximately 13.59% on September 12, 2008), from April 3, 2008, the date of completion of the acquisition of certain common shares and preferred shares of TNCP by Telemar as described in this offer to purchase, until the date payment is made for common shares purchased in the tender offer. Upon the terms of the tender offer, we will pay this purchase price in cash, net of the stock exchange and settlement fees described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose shares are purchased in the tender offer will be required to pay a combined fee to the BOVESPA and the Brazilian Settlement and Custody Company (Companhia Brasileira de Liquidação e Custódia), or the CBLC, in an amount equal to 0.035% of the purchase price paid by Telemar to that holder.

Holders of common share should be aware that currency exchange rates in effect at the time of payment of any such cash compensation may be different than exchange rates in effect at the time of the publication of this offer to purchase or the time of the completion of the tender offer and may therefore affect the U.S. dollar value of such cash compensation.

How many shares will you purchase?	We will purchase any and all common shares that are properly and timely tendered and not properly withdrawn, upon the terms of the tender offer. See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date.”

Do you have the financial resources to pay for the shares?

Yes. The total amount of funds required by us to consummate the tender offer and to pay related fees and expenses, assuming tender by all eligible holders of common stock, is estimated to be approximately

R$101.9 million. We anticipate that all of such funds will be obtained from our general corporate funds. Our obligation to purchase shares in the tender offer is not conditioned upon any financing arrangements. To comply with Brazilian legal requirements, all of the cash payment of the purchase price is being guaranteed by Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários. See “The Tender Offer—Section 6—Source and Amount of Funds.”

Is your financial condition relevant to my decision whether to tender in this offer?	We believe that Telemar’s financial condition is not material to a decision by a holder of common shares whether to tender common shares in the tender offer because (a) the offer is being made for any and all of the outstanding common shares, (b) the offer is solely for cash, and (c) the offer is not subject to any financing condition.

Are there any conditions to the tender offer?	No. All common shares properly and timely tendered prior to 5:00 p.m., Brasília time (4:00 p.m., New York City time), on the Expiration Date and not properly withdrawn prior to 12:00 noon, Brasília time (11:00 a.m., New York City time) on the Auction Date will be purchased by us. See “The Tender Offer—Section 5—No Conditions to the Tender Offer.”

Is the tender offer being made to all holders of common shares?	Yes, the tender offer is open to all holders of common shares. However, this offer to purchase is intended solely for holders of common shares that are residents of the United States. Separate offering materials in Portuguese for holders of common shares that are not U.S. residents are being published concurrently in Brazil as required under Brazilian law.

If I decide not to tender, how will consummation of the tender offer affect my common shares?	Our purchase of common shares in this tender offer may substantially reduce the number of common shares that are publicly traded and may reduce the number of holders of common shares. Such reductions in publicly traded common shares and in the numbers of holders thereof would likely adversely affect the liquidity, marketability and market value of the common shares.

Will TNCP be delisted or deregistered in Brazil following the completion of the tender offer?	This tender offer does not have the purpose of delisting TNCP as a publicly traded company with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM, and TNCP will continue to be a public traded company following completion of this tender offer.

How long do I have to decide whether to tender my common shares in the tender offer, and how do I tender those shares?	If you hold common shares directly, to participate in the tender offer, you must, no later than the Expiration Time on the Expiration Date; (1) contact a broker authorized to conduct trades on the BOVESPA; (2) present any documentation required by the broker; and (3) instruct the broker to tender your common shares in the Auction on your behalf. To tender your common shares, your broker must, no later than 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date, present a sell order on your behalf through the BOVESPA’s Megabolsa electronic trading system.

If you have invested in common shares under Resolution No. 2,689 (which are registered at the CBLC), you must instruct your Brazilian representative (for purposes of Resolution No. 2,689) to contact such a broker on your behalf.

Common shares held through Banco ABN Amro Real S.A., TNCP’s transfer agent, or the Transfer Agent, are not registered at the CBLC. Holders of common shares held through the Transfer Agent should therefore instruct the broker they contact to request the transfer of their common shares to the custody of the CBLC in order to enable the broker to tender the common shares in the Auction on their behalf. Settlement of transfers of common shares to the custody of the CBLC occurs three Brazilian business days following the execution of the order to transfer. As a result, you must request this transfer no less than three Brazilian business days prior to the Expiration Date. It is your responsibility to contact a broker sufficiently in advance of the Expiration Time on the Expiration Date, to ensure that the Transfer Agent can transfer your common shares to the custody of the CBLC before the Expiration Time on the Expiration Date.

Any holder that does not know whether it holds its common shares through the CBLC or the Transfer Agent should ask its custodian, representative, broker or other nominee.

A beneficial owner of common shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to participate in the tender offer.

See “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Common Shares.”

Until what time may I withdraw my tendered common shares, and how do I do so?	If you hold common shares directly, you or your representative in Brazil must contact the broker that you instructed to tender your common shares in the Auction on your behalf in sufficient time to enable the broker to withdraw the order to tender your common shares before the beginning of the Auction on the Auction Date and must provide any documentation required by the broker.

If you wish to withdraw the tender of your common shares, it is your responsibility to ensure that the broker that has been instructed to tender your common shares receives instructions to withdraw the tender of those common shares before the beginning of the Auction on the Auction Date.

See “The Tender Offer—Section 4—Withdrawal Rights.”

What does TNCP think of the tender offer?

TNCP is a Brazilian company and Brazilian law governs the duties and obligations of TNCP’s board of directors and board of executive officers. Brazilian law does not impose any fiduciary or other duty or obligation on TNCP or TNCP’s board of directors or board of executive officers to seek or obtain from us any particular price or a fair price in the tender offer, to approve or disapprove the tender offer or to make any statement or recommendation or otherwise play any role in connection with the tender offer. Additionally, we have the power to nominate a majority of the members of TNCP’s board of directors. Accordingly, the board of directors of TNCP has not approved, disapproved or made any recommendation with respect to this tender offer, as it is not required to issue or have an opinion on the tender offer under Brazilian law and we do not expect that it will make any such recommendation.

Can the tender offer be extended and under what circumstances?	Yes. Subject to applicable rules and regulations of the CVM and the U.S. Securities Exchange Commission, or the SEC, we may extend the tender offer at any time and for any reason, including if, at the time the tender offer is scheduled to expire (including at the end of an earlier extension), we are required to extend the tender offer by the rules of the CVM or the SEC. During any extension of the tender offer, all common shares previously tendered and not withdrawn will remain subject to the terms of the tender offer, including the right of a tendering holder to withdraw its shares from the tender offer. Under CVM regulations the Auction must occur no later than October 31, 2008 and any extension, amendment or termination of the tender offer is subject to the CVM’s prior approval.

See “The Tender Offer—Section 1—Terms of the Tender Offer and Expiration Date” and “The Tender Offer—Section 3—Procedures for Accepting the Tender Offer and Tendering Common Shares.”

How will I be notified if the tender offer is extended?	If we decide to extend the period of time during which the tender offer is open and thereby delay acceptance for purchase of and payment for tendered common shares, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, as required under the U.S. Securities and Exchange Act of 1934, as amended, or the Exchange Act.

When and how will I be paid for my tendered common shares?	The common shares that we purchase in the tender offer will be purchased through the Auction on the BOVESPA that is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time), on the Auction Date. We will pay for common shares accepted for purchase in the tender offer on the third Brazilian business day after the Auction, in accordance with the rules established by the CBLC.

Will I have to pay fees or brokerage commissions if I tender my common shares?	Each shareholder that tenders common shares directly in the tender offer will be required to pay a combined fee to the BOVESPA and the CBLC in an amount equal to 0.035% of the purchase price paid by Telemar to that holder. In addition, the broker that tenders common shares on behalf of a shareholder in the Auction may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply. See “Introduction.”

What is the market value of the common shares as of a recent date?	On September 12, 2008, the last reported sale price of the common shares on the BOVESPA was R$81.32 per common share. On December 19, 2007, the last full trading day before we announced the tender offer, the closing price of the common shares on the BOVESPA was R$72.11 per common share. Between December 19, 2007 and September 12, 2008, the closing price of the common shares ranged between R$72.05 and R$81.32.

You should obtain current market quotations for common shares in deciding whether to tender your common shares.

What are the U.S. federal income tax and Brazilian tax consequences if I tender my common shares?	The receipt of cash in exchange for common shares pursuant to the tender offer will generally give rise to gain or loss for U.S. federal and Brazilian income tax purposes. See “The Tender Offer—Section 7—Material Tax Consequences.”

Who may I talk to if I have questions about the tender offer?	You may contact Mr. Roberto Terziani for information regarding this offer to purchase or the tender offer at the following address:

Roberto Terziani

Investor Relations Director

Telemar Norte Leste S.A.

Rua Humberto de Campos, 425

7o andar

Leblon, Rio de Janeiro, RJ, Brazil 22430-190

Tel: +55 21 3131-1208

To the holders of common shares of Tele Norte Celular Participações S.A.:

INTRODUCTION

Telemar hereby offers to purchase any and all common shares, no par value, of Tele Norte Celular Participações S.A. at a price of R$79.51 per common share (for reference, equivalent to approximately U.S.$44.39 per common share based on the PTAX exchange rate on September 12, 2008, which was U.S.$1.00=R$1.7912) in cash, adjusted by the fluctuation in average daily rate of the CDI (which, for reference, was approximately 13.59% on September 12, 2008), from April 3, 2008, the date of completion of the acquisition of certain common shares and preferred shares of TNCP by Telemar as described in this offer to purchase, until the date payment is made for common shares purchased in the tender offer, net of the stock exchange and settlement fees described herein, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms set forth in this offer to purchase.

Subject to the terms described herein, unless Telemar extends or terminates the tender offer, in order to participate in the tender offer, a holder of common shares electing to tender common shares must qualify such common shares for the Auction no later than the Expiration Time on the Expiration Date. Under CVM regulations the Auction must occur no later than October 31, 2008 and any extension, amendment or termination of the tender offer is subject to the CVM’s prior approval.

In accordance with applicable Brazilian regulations, all common shares properly and timely tendered prior to 5:00 p.m., Brasília time (4:00 p.m., New York City time), on the Expiration Date and not properly withdrawn prior to 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date will be purchased by Telemar through the Auction on the BOVESPA that is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time) on the Auction Date.

Each shareholder whose common shares are purchased in the tender offer will be required to pay a combined fee to the BOVESPA and the CBLC in an amount equal to 0.035% of the purchase price paid by Telemar to that holder. This fee will be deducted from the proceeds received by that holder.

A beneficial owner of common shares registered in the name of a broker, dealer, commercial bank or other nominee must contact that entity if that beneficial owner desires to tender common shares and may be charged a fee or commission by that person for tendering common shares in the tender offer. In addition, the broker that tenders common shares on behalf of any shareholder in the Auction, as described in “The Tender Offer—Section 2—Acceptance for Purchase and Purchase of Common Shares,” may charge a fee or commission for doing so. Each shareholder should consult its broker or nominee to determine what fees or commissions apply.

The purchase price received by holders of common shares participating in the tender offer may be subject to applicable Brazilian withholding taxes. See “The Tender Offer—Section 7—Material Tax Consequences—Material Brazilian Tax Consequences.”

The tender offer is unconditional. All common shares properly and timely tendered prior to 5:00 p.m., Brasília time (4:00 p.m., New York City time), on the Expiration Date and not properly withdrawn prior to 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date will be purchased by us. See “The Tender Offer—Section 5 —No Conditions to the Tender Offer.”

On April 3, 2008, we acquired 51.86% of the outstanding common shares under the Telemar Stock Purchase Agreement. Pursuant to Article 254-A of Law No. 6,404/76 of Brazilian law, we are required to make an offer to purchase all of the remaining outstanding voting shares of TNCP for at least 80% of the purchase price paid to Vivo for the common shares acquired from Vivo on April 3, 2008. The tender offer is being made in compliance with Article 254-A of Law No. 6,404/76.

This tender offer does not have the purpose of delisting TNCP as a publicly traded company with the CVM, and TNCP will continue to be a public traded company following completion of this tender offer.

This offer to purchase contains forward-looking statements. Our representatives and we may also make forward-looking statements in press releases and oral statements. Statements that are not statements of historical fact, including statements about our intent, beliefs or current expectations concerning our plans with respect to the tender offer and our actions after its completion or termination, are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “projects,” “targets” and other similar words are intended to identify these statements, which necessarily involve known and unknown risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors, including, but not limited to, general economic, capital market and business conditions, competitive factors and general industry trends in the telecommunications industry, changes in government regulation and tax law requirements and our ability to successfully execute our business strategy with respect to TNCP after the completion of the tender offer.

Our forward-looking statements speak only as of the date they are made. You should not place undue reliance on forward-looking statements contained in this offer to purchase.

This offer to purchase contains important information that you should read before making any decision in connection with the tender offer.

THE TENDER OFFER

Section 1. Terms of the Tender Offer and Expiration Date

General

This is an unconditional offer to purchase common shares. Upon the terms described in this offer to purchase, Telemar offers to purchase any and all common shares of Tele Norte Celular Participações S.A., that are properly and timely tendered and not properly withdrawn at a price of R$79.51 per common share (for reference, equivalent to approximately U.S.$44.39 per common share based on the PTAX exchange rate, on September 12, 2008, which was U.S.$1.00=R$1.7912) in cash, adjusted by the fluctuation in average daily rate of the CDI (which, for reference, was approximately 13.59% on September 12, 2008), from April 3, 2008, the date of completion of the acquisition of certain common shares and preferred shares of TNCP by Telemar as described in this offer to purchase, until the date payment is made for common shares purchased in the tender offer, net of the stock exchange and settlement fees described in the next sentence, any applicable brokerage fees or commissions and applicable withholding taxes. Each shareholder whose common shares are purchased in the tender offer must pay a combined fee to the BOVESPA and the CBLC in an amount equal to 0.035% of the purchase price paid by Telemar to that holder. This fee will be deducted from the proceeds received by that holder.

Subject to the terms described herein, unless the tender offer is extended or earlier terminated, in order to participate in the tender offer, a holder of common shares electing to tender common shares must qualify such common shares for the Auction no later than the Expiration Time, which is 5:00 p.m., Brasília time (4:00 p.m., New York City time), on the Expiration Date, which is October 15, 2008, as such date may be extended by us.

In accordance with applicable Brazilian regulations, the common shares tendered in the tender offer will be purchased through an Auction on the BOVESPA that is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time) on the Auction Date, which is to be one business day after the Expiration Date. If we extend the Auction Date, we will also extend the Expiration Date. See “—Section 3—Procedures for Accepting the Tender Offer and Tendering Common Shares” for information about participating in the tender offer. On the Auction Date, brokers acting on behalf of holders that wish to participate in the tender offer will present sell orders for the applicable common shares in the Auction, as described in “—Section 2—Acceptance for Purchase and Purchase of Common Shares.”

We will pay the purchase price for all common shares properly and timely tendered, not properly withdrawn and purchased in the Auction on the third Brazilian business day following the Auction. See “—Section 2—Acceptance for Purchase and Purchase of Common Shares.”

Extension, Amendment and Termination

To the extent permitted by applicable Brazilian and U.S. securities laws, the CVM, the SEC, and the terms of the tender offer, we reserve the right, at any time and from time to time, in our sole discretion: (1) to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of and payment for tendered shares; (2) to amend the tender offer in any respect; and (3) to terminate the tender offer without purchasing any common shares. Under CVM regulations the Auction must occur no later than October 31, 2008. In order to comply with the requirements of the Exchange Act and the rules thereunder, any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rule 14e-1 under the Exchange Act, which requires that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement in the United States other than by issuing a press release to the Dow Jones News Service, the Public Relations Newswire or Business Wire.

If we make a material change in the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4 and 14e-1 under the Exchange Act. If we decide to increase the consideration being offered in the tender offer, the increase in the consideration being offered will be applicable to all holders of common shares whose common shares are accepted for purchase in the tender offer. Furthermore, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of the common shares, the tender offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the tender offer will be extended at least until that tenth business day. We do not expect to increase the amount of consideration currently offered in the tender offer.

Mailing

TNCP has provided us with its shareholder lists maintained by the CBLC and the Transfer Agent. This offer to purchase and other relevant materials, if any, will be mailed by us to the U.S. resident record holders of common shares whose names appear on the shareholder lists provided by TNCP, and will be furnished, for subsequent transmittal to the U.S. resident beneficial owners of common shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists. We will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred by them in forwarding the tender offer materials to their customers. We will also mail this offer to purchase and other relevant materials, if any, to any registered or beneficial holder of common shares that requests a copy of the tender offer materials.

Definitions

For purposes of this offer to purchase:

•	“Brazilian business day” means any day on which the BOVESPA is open for trading.

•

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 2. Acceptance for Purchase and Purchase of Common Shares

The common shares tendered in the tender offer will be purchased through an Auction on the BOVESPA. The Auction is currently scheduled to occur at 1:00 p.m., Brasília time (12:00 noon, New York City time) on the Auction Date.

Sell orders from brokers tendering common shares on behalf of tendering shareholders must be submitted no later than 12:00 noon, Brasília time (11:00 a.m., New York City time) on the Auction Date through the BOVESPA’s Megabolsa electronic trading system using the code “TNCP3L.” Sell orders for properly and timely tendered common shares that have not been properly withdrawn before the beginning of the Auction on the Auction Date will be deemed accepted for purchase and may not be withdrawn. All common shares purchased by us in the tender offer will be acquired through buy orders at the price set forth in this offer to purchase presented by Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários, our intermediary agent for the tender offer. Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários guarantees the settlement of the tender offer, except with respect to a competing offer from a third party, as described below.

Under the rules of the CVM, a third party is permitted to commence a competing tender offer for all or a part of the common shares subject to this tender offer, so long as the competing offeror offers a price at least 5% greater than the price offered in this offer to purchase and complies with other provisions of applicable Brazilian law, including the registration of the competing tender offer with the CVM and the publication of offering materials in Brazil on or prior to October 6, 2008. In such an event, the Auction may be postponed or shareholders may be required to take such additional actions to participate in the tender offer as may be announced by us. In the event of such a competing tender offer, we may, in our sole discretion but subject to Brazilian law, CVM regulations and the Exchange Act and the rules and regulations thereunder (including without limitation, the requirement under Rule 14e-1 that we extend the tender offer if we increase the consideration offered), submit a higher counteroffer for the common shares sought by the competing offeror. In the event that the date of the Auction is extended or we otherwise modify the terms of the tender offer, we will make an announcement of that fact in the manner described in “—Section 1—Terms of the Tender Offer and Expiration Date.”

We will pay for shares purchased in the tender offer on the third Brazilian business day after the Auction, in accordance with the rules established by the CBLC for net settlement.

Section 3. Procedures for Accepting the Tender Offer and Tendering Common Shares

To tender common shares in the tender offer, a holder must tender no later than the dates indicated below.

A holder of common shares must, no later than the Expiration Time on the Expiration Date, either personally or by means of a duly appointed proxy, contact and register with a broker authorized to conduct trades on the BOVESPA, instruct the broker to tender its common shares in the Auction on its behalf, present any documentation required by the broker and comply with any other requirements of the broker. To tender a holder’s common shares, the holder’s broker must, no later than 12:00 noon, Brasília time (11:00 a.m., New York City time) on the Auction Date, present a sell order on behalf of the holder through the BOVESPA’s Megabolsa electronic trading system using the code set forth in “—Section 2—Acceptance for Purchase and Purchase of Common Shares.” Shareholders must pay any fee or commission charged by their broker.

Common shares held directly are generally held either through the CBLC or through the Transfer Agent. The CBLC is the custodian for common shares that are traded on the BOVESPA, and settlement of the tender offer will occur through the facilities of the CBLC. Shareholders that have invested in common shares under Resolution No. 2,689 hold their shares through the CBLC. These shareholders should instruct their Brazilian representatives (for purposes of Resolution No. 2,689) to contact such a broker on their behalf.

A holder of common shares through the Transfer Agent should instruct the broker it contacts to request the transfer of its shares to the custody of the CBLC before the Expiration Time on the Expiration Date in order to enable the broker to tender the common shares on its behalf. Settlement of transfers of common shares to the custody of the CBLC occurs three Brazilian business days following the execution of the order to transfer. As a result, you must request this transfer no less than three Brazilian business days prior to the Expiration Date. Before it will accept an order to transfer common shares to a broker, the Transfer Agent will generally check the personal information for that holder in its records against the personal information the holder has provided to the broker through the documentation required by the broker to make sure they are the same. If there are inconsistencies between the records, the Transfer Agent will not transfer the common shares. It is the responsibility of any shareholder through the Transfer Agent to ensure that the information it provides to its broker is consistent with that in the Transfer Agent’s records. It is also the shareholder’s responsibility to contact and register with a broker sufficiently in advance of the Expiration Time on the Expiration Date, to ensure that the Transfer Agent can transfer the shareholder’s common shares to the custody of the CBLC before the Expiration Time on the Expiration Date.

Any holder that does not know whether it holds its common shares through the CBLC or the Transfer Agent should ask its custodian, representative, broker or other nominee. In addition, any holder that has invested directly in common shares in Brazil other than through Resolution No. 2,689 should consult its custodian, representative, broker, lawyer or other professional advisor without delay regarding the steps it would need to follow in order to participate in the tender offer. Such a holder may need to change the form of its investment under applicable Brazilian laws and regulations to participate in the tender offer, and may not be able to make that change in time to participate in the tender offer.

No Guaranteed Delivery

There will be no guaranteed delivery process available to tender common shares.

General

Questions or requests for assistance may be directed to the contact person set forth on the back cover of this offer to purchase. Additional copies of this offer to purchase may also be obtained from such contact person.

All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of common shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form. We also reserve the absolute right to waive any defect or irregularity in the tender of any common shares of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. No tender of common shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither we nor any of our affiliates or assigns nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of the tender offer will be final and binding.

The tender of common shares pursuant to any of the procedures described above will constitute the tendering holder’s acceptance of the terms of the tender offer, as well as the tendering holder’s representation and warranty to us that:

•

the holder has the full power and authority to tender, sell, assign and transfer the tendered common shares (and any and all other common shares or other securities issued or issuable in respect of those common shares); and

•

when the common shares are accepted for payment by us, we will acquire good and unencumbered title to the common shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Section 4. Withdrawal Rights

Holders that have tendered their common shares may withdraw from the tender offer, but they may do so only as described in this section. For a withdrawal to be effective, the broker that has been instructed to tender common shares in the Auction, as described in “—Section 2—Acceptance for Purchase and Purchase of Common Shares,” must withdraw the order to sell those common shares before the beginning of the Auction on the Auction Date. If a shareholder wishes to withdraw the tender of its common shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its common shares receives instructions to withdraw the tender of those common shares before that time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 12, 2008 unless the Auction has occurred before that date and such common shares are accepted for purchase as provided in this offer to purchase.

The shareholder or its representative in Brazil must contact the broker that it has instructed to tender common shares in the Auction on its behalf in sufficient time to enable the broker to withdraw the order to sell those common shares before the beginning of the Auction on the Auction Date and must provide any documentation required by the broker. Any tender of common shares will be irrevocable after the beginning of the Auction. If a shareholder wishes to withdraw the tender of its common shares, it is the responsibility of the shareholder to ensure that the broker that has been instructed to tender its common shares receives instructions to withdraw the tender of those common shares before the beginning of the Auction. Shareholders that wish to withdraw from the tender offer are strongly advised to contact their brokers well before the beginning of the Auction.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding on all parties. Neither we nor any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

Withdrawals of tendered common shares may not be rescinded. Any common shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the tender offer. However, holders of common shares that have properly withdrawn tendered common shares may re-tender those common shares at any time before the Expiration Time on the Expiration Date by following the procedures described in “—Section 3—Procedures for Accepting the Tender Offer and Tendering Common Shares” at any time before the Share Expiration Time on the Expiration Date.

Section 5. No Conditions to the Tender Offer

This is an unconditional offer to purchase common shares. All common shares properly and timely tendered prior to 5:00 p.m., Brasília time (4:00 p.m., New York City time), on the Expiration Date and not properly withdrawn prior to 12:00 noon, Brasília time (11:00 a.m., New York City time), on the Auction Date will be purchased by us.

Section 6. Source and Amount of Funds

The total amount of funds required by us to consummate the tender offer and to pay related fees and expenses, assuming tender by all eligible holders of common stock, is estimated to be approximately R$101.9 million. We anticipate that all of such funds will be obtained from our general corporate funds. Our obligation to purchase shares in the tender offer is not conditioned upon any financing arrangements. To comply with Brazilian legal requirements, all of the cash payment of the purchase price is being guaranteed by Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários.

Section 7. Material Tax Consequences

Material Brazilian Tax Consequences

The following discussion summarizes the material Brazilian tax consequences of the disposition of common shares by a holder not deemed to be domiciled in Brazil for Brazilian tax purposes (for purposes of this subsection “—Material Brazilian Tax Consequences,” a “non-Brazilian holder”), including a disposition of common shares in the tender offer. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular non-Brazilian holder, and each non-Brazilian holder should consult its own tax advisor about the Brazilian tax consequences of disposing of common shares in the tender offer. This discussion also does not address any tax consequences under the tax laws of any state or locality of Brazil.

According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-resident to either a Brazilian resident or a non-resident may be subject to taxation in Brazil, regardless of whether the disposition occurs outside or within Brazil.

Gains realized outside Brazil or in Brazil by a non-Brazilian holder on the disposition of common shares (other than day trade transactions) may be taxed at 25% or 15%, or be free of Brazilian tax, depending on the circumstances:

•

Gains realized by a non-Brazilian holder through transactions on the BOVESPA, including the disposition of common shares in the tender offer, are generally subject to tax at a rate of 15%, unless the investor is entitled to a tax-free treatment for transactions regulated by the National Monetary Council, or the “CMN Regulations,” as described in the next paragraph.

•

Gains realized by a non-Brazilian holder under Resolution No. 2,689 through transactions on the BOVESPA, including the disposition of common shares in the tender offer, are not subject to tax. There can be no assurance that the current preferential treatment for a non-Brazilian holder under CMN Regulations will be maintained.

•

The tax-free treatment for transactions on the BOVESPA regulated by the CMN Regulations is not applicable to gains realized by non-Brazilian holders that are resident in a tax haven jurisdiction (i.e., a country that does not impose any income tax, a country where the maximum income tax rate is lower than 20%, or a country that restricts the disclosure of shareholder composition or the ownership of investments), in which case the applicable tax rate is up to 25%.

The “gain realized” as a result of a transaction on the BOVESPA is the difference between the amount in Brazilian reais realized on the sale or exchange and the acquisition cost measured in Brazilian reais, without any correction for inflation.

A withholding income tax of 0.005% on the sale value will apply and can be later offset by the eventual income tax due on the capital gain. This 0.005% withholding income tax is not levied on day trade transactions nor on transactions realized by a non-Brazilian holder under Resolution No. 2,689 who is not resident of a tax haven jurisdiction.

Other Brazilian Taxes.

There are no Brazilian stamp, issue, registration or similar taxes or duties payable by holders of common shares.

A financial transaction tax, or the “IOF tax,” may be imposed on a variety of transactions, including the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest). The IOF/Cambio tax is levied on the conversion of Brazilian reais into foreign currency and on the conversion of foreign currency into Brazilian reais. In January 2008, the general IOF/Cambio tax rate applicable to almost all foreign currency exchange transactions was increased from zero to 0.38%, although other rates may apply in particular operations, such as: (i) a zero tax rate applicable to inflow and outflow related to transactions carried out on the BOVESPA by a non-Brazilian holder under Resolution No. 2,689; (ii) a zero tax rate applicable to inflow related to acquisition of shares in a public offering, provided the public offer is registered with the CVM and the issuer of the securities is listed on the BOVESPA; (iii) a 1.5% tax rate applicable to inflow related to financial or capital market transactions, other than those mentioned in items (i) and (ii) above; (iv) a zero tax rate applicable to outflow related to the transactions mentioned in item (iii) above; and (v) a zero tax rate applicable to payment of dividends and interest on shareholders’ equity related to the investments mentioned in items (i), (ii) and (iii) above. The Minister of Finance has the legal power to increase the rate to a maximum of 25%. Any increase would be applicable only prospectively.

The IOF tax may also be levied on transactions involving bonds or securities, or the “IOF/Títulos tax,” even if the transactions are effected on Brazilian stock, futures or commodities exchanges. An IOF/Títulos tax of 1.5% per day applies to transactions involving public bonds and other securities using foreign currency. The rate of the IOF/Títulos tax with respect to the common shares is currently 0%. The Minister of Finance has the legal power to increase the rate to a maximum of 1.5% of the amount of the taxed transaction per day of the investor’s holding period, but only on a prospective basis.

United States Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the tender offer. This discussion applies only to “U.S. Holders” (as defined below) that participate in the tender offer and hold the common shares as capital assets. This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding the common shares as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	persons holding the common shares that own or are deemed to own ten percent or more of the voting stock of TNCP;

•	persons who acquired the common shares pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	certain former citizens or long-term residents of the United States.

This description does not address any state, local or non-U.S. tax consequences of the tender offer. Moreover, this description does not address the consequences of any U.S. federal tax other than income tax, including but not limited to the U.S. federal estate and gift taxes. This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below. Holders should consult their tax advisers to determine the particular tax consequences to such holders of participating in the tender offer, including the applicability and effect of U.S. state, local and non-U.S. tax laws.

As used herein, the term “U.S. Holder” means, for U.S. federal tax purposes, a beneficial owner of the common shares that is:

•	an individual citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and (b) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partnership or its partners should consult their tax advisor as to its tax consequences.

Consequences of the Tender Offer

A U.S. Holder may have different consequences if TNCP is or was a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for any taxable year during which the U.S. Holder held the common shares. In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75 percent or more of its gross income consists of passive income (such as dividends, interest, rents or royalties) or (ii) 50 percent or more of the average value of its assets consists of assets that produce, or are held for the production of, passive income. For these purposes, a non-U.S. corporation that directly or indirectly owns at least 25 percent by value of the stock of another corporation is treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation. If a non-U.S. corporation is a PFIC for any year during which a U.S. Holder holds its common shares, it will generally continue to be treated as a PFIC with respect to such holder for all succeeding years during which the U.S. Holder holds its shares or ADSs even if the non-U.S. corporation’s assets and income cease to meet the threshold requirements for PFIC status.

Because PFIC status depends on the composition of a company’s assets and income for each taxable year, which cannot be determined until after the close of the taxable year, there is no guarantee that TNCP will not be a PFIC in the current taxable year. In addition, there is no guarantee that TNCP was not a PFIC in any prior taxable year during which a U.S. Holder held its common shares. U.S. Holders should consult their tax advisers regarding the PFIC status of TNCP for the periods during which such holders have held their common shares and as to the U.S. federal income tax consequences to them of participating in the tender offer if TNCP is or was a PFIC.

Consequences of the Tender Offer if TNCP Is Not a PFIC

The receipt of cash in exchange for common shares pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between the tax basis of the holder’s common shares and the amount of cash received. A U.S. Holder’s tax basis in a common share will generally be equal to the amount it paid for the common share. Any gain or loss recognized will be capital gain or loss. In the case of a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. Holder’s holding period for such common shares exceeds one year (i.e., such gain is long-term capital gain). A U.S. Holder’s ability to deduct capital losses may be limited under the Code. A U.S. Holder that receives Brazilian reais pursuant to the tender offer or that paid for the common shares in Brazilian reais should read the discussion below under “—Gain or Loss with Respect to Foreign Currency.”

Consequences of the Offer if TNCP Is a PFIC

If TNCP were characterized as a PFIC for any taxable year during which a U.S. Holder held the common shares, the U.S. Holder generally would be subject to adverse U.S. federal income tax rules. In general, gain recognized by a U.S. Holder that sells its common shares pursuant to the tender offer would be allocated ratably over the holder’s holding period for the common shares. The amounts allocated to the current taxable year and any other taxable year with respect to which TNCP was not a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts. U.S. Holders should consult their tax advisers regarding the potential application of the PFIC rules to the sale of common shares pursuant to the tender offer.

Gain or Loss with Respect to Foreign Currency

For purposes of calculating gain or loss pursuant to the tender offer, the amount realized generally will be the U.S. dollar value of the payment received determined on (i) the date of receipt of payment in the case of a cash basis U.S. Holder and (ii) the date of disposition in the case of an accrual basis U.S. Holder. If the common shares are treated as traded on an “established securities market,” a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale. The tax basis of a U.S. Holder’s common shares will be the U.S. dollar value of the Brazilian reais denominated purchase price determined on the date of purchase. If the common shares are treated as traded on an “established securities market,” a cash basis U.S. Holder (or, if it elects, an accrual basis U.S. Holder) will determine the U.S. dollar value of the cost of such common shares by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. If the Brazilian reais received from the sale of the common shares pursuant to the tender offer are not converted into U.S. dollars on the date of receipt, a cash basis taxpayer will have a basis in the Brazilian reais equal to their U.S. dollar value computed as described above, and any gain or loss realized on a subsequent conversion or other disposition of the Brazilian reais will generally be treated as ordinary income or loss.

Foreign Tax Credits

Any gain or loss recognized by a U.S. Holder pursuant to the tender offer will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. If a Brazilian income tax is imposed upon the receipt of cash pursuant to the tender offer and the U.S. Holder does not receive significant foreign source income from other sources, the U.S. Holder may not be able to credit the Brazilian tax against its U.S. tax liability. However, the Brazilian income tax imposed may be eligible as a deduction in computing the U.S. Holder’s taxable income if such holder elects to deduct all of its foreign income taxes. U.S. Holders should consult their tax advisers regarding the availability of foreign tax credits in light of their particular circumstances.

Information Reporting and Backup Withholding

Payments made with respect to the tender offer are subject to information reporting and to backup withholding unless: (i) the U.S. Holder is a corporation or other exempt recipient; or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The backup withholding tax rate is 28% for taxable years through 2010. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Section 8. Accounting Treatment of the Tender Offer

We believe that the accounting treatment of the tender offer is not material. For Telemar, the financial statements of which are not material to you for the reasons stated in this offer to purchase, the acquisition of common shares by us in the tender offer will be accounted for as a purchase. The purchase of common shares by us in the tender offer may have an effect on the financial statements of TNCP after our analysis of the purchase price allocation. No further adjustments are expected.

Section 9. Certain Information About the Common Shares

The principal market on which the common shares are traded is the BOVESPA, where they are listed under the ticker symbol “TNCP3.” As of September 12, 2008, there were 2,492,476 common shares issued and outstanding.

The following table sets forth, for the periods indicated, the high and low sales prices for common shares in Brazilian reais. The prices set forth in the following table give effect to the 50,000 to 1 reverse split of the common shares that was effective on August 14, 2007.

	Common Shares of TNCP
	High	Low
	(in Brazilian reais)
2006:
1st Quarter	68.50	30.50
2nd Quarter	50.50	37.00
3rd Quarter	45.00	36.00
4th Quarter	47.00	40.00
2007:
1st Quarter	62.50	40.50
2nd Quarter	64.50	55.50
3rd Quarter	97.50	61.00
4th Quarter	74.00	70.00
2008:
1st Quarter	78.01	72.15
2nd Quarter	80.00	77.50
3rd Quarter through September 12, 2008	81.33	80.00

Source: Economática

On September 12, 2008, the last reported closing price of the common shares on the BOVESPA was R$81.32  per common share. Holders are urged to obtain a current market quotation for the common shares.

Section 10.  Certain Information About TNCP

TNCP is a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil. Its principal executive offices are located at Rua Levindo Lopes, 258, Funcionários, 30140-170, Belo Horizonte, MG, Brazil, and its main telephone number is +55-31-9933-3535.

TNCP provides mobile telecommunications services in a region covering the states of Pará, Amazonas, Maranhão, Amapá, and Roraima in the north and northeast of Brazil. TNCP’s sole subsidiary is Amazônia Celular, a company the common shares and preferred shares of which are listed on the BOVESPA. As of September 12, 2008, TNCP owned 74.96% of the total share capital, including 89.78% of the voting share capital, of Amazônia Celular.

As of September 12, 2008, the capital stock of TNCP was comprised of 2,492,476 common shares and 4,209,206 preferred shares (including preferred shares represented by ADSs and excluding treasury shares), all no par value.

Where You Can Find More Information About TNCP

TNCP is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

TNCP is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file annual reports on Form 20-F and furnish reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

Section 11. Certain Information About Telemar, TNL and TmarPart

Certain Information about Telemar

Telemar is the leading fixed-line telecommunications services provider in Region I of Brazil, offering, together with its subsidiary TNL PCS S.A. (known as “Oi”), an integrated communications product portfolio that includes traditional fixed-line, mobile, broadband, ISP, and other services to residences, consumers, small, midsize and large business users, and government entities. Telemar has 16 local service and 16 domestic long-distance concessions under which it provides telecommunications services through its fixed-line telecommunications network. Oi provides mobile services under a license to provide personal mobile telecommunications services (Serviço Móvel Pessoal), in Region I utilizing a frequency band referred to as “Band D.” Telemar Internet Ltda., a subsidiary of Telemar, is an internet access provider that started operations in February 2005 under the brand name Oi Internet.

Telemar is a corporation (sociedade anônima) formed under the laws of the Federative Republic of Brazil. Telemar’s principal executive offices are located at Rua General Polidoro, 99, 5th floor, Botafogo, Rio de Janeiro, RJ, Brazil 22280-004 and its main telephone number is +55 21 3131-1208.

We believe that Telemar’s financial condition is not material to a decision by a holder of common shares whether to tender common shares in the tender offer because (a) the offer is being made for any and all of the outstanding common shares, (b) the offer is solely for cash, and (c) the offer is not subject to any financing condition.

Directors and Executive Officers of Telemar

The name, business address and telephone number of the directors and executive officers of Telemar are set forth in Schedule I.

Where You Can Find More Information About Telemar

Telemar is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

Certain Information about TNL

Tele Norte Leste Participações S.A., or TNL, owns 80.9% of the total share capital, including 97.2% of the voting share capital, of Telemar. A large part of TNL’s assets consist, directly or indirectly, of shares of Telemar. TNL is a corporation (sociedade anônima) formed under the laws of the Federative Republic of Brazil. TNL’s principal executive offices are located at Rua Humberto de Campos, 425, 8th floor, Leblon, Rio de Janeiro, RJ, Brazil 22430-190 and its main telephone number is +55 21 3131-2980.

Certain Information about TmarPart

Telemar Participações S.A., or TmarPart, is a corporation (sociedade anônima) formed under the laws of the Federative Republic of Brazil. TmarPart is a holding company whose primary asset is its equity interest in TNL. TmarPart’s principal executive offices are located at Praia de Botafogo 300, 11th floor, sala 1101 (parte), 22250-040—Rio de Janeiro, RJ, Brazil and its main telephone number is +55 21 3873-9000.

Shareholders of TmarPart

TmarPart has two classes of equity capital stock consisting of common shares and preferred shares, each no par value. TmarPart’s shareholders are parties to shareholders’ agreements that address, among other matters, (1) the election of the board of directors of Telemar, and (2) rights of the shareholders of TmarPart with respect to the disposal by TNL and TmarPart of their shares of Telemar.

The following table sets forth information concerning the direct or indirect ownership of the common shares and preferred shares of TmarPart as of September 12, 2008. TmarPart’s preferred shares have voting rights in exceptional circumstances only.

	Common Shares		Preferred Shares		Total
TmarPart Shareholders	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%	Number of Shares Beneficially Owned	%
BNDES Participações S.A.—BNDESPar	858,225,276	31.4%	1,000,000	100.0%	859,225,276	31.4%
Fiago Participações S.A	683,147,324	25.0%	—	—	683,147,324	25.0%
L.F. Tel S.A.(1)	529,095,882	19.3%	—	—	529,095,882	19.3%
AG Telecom Participações S.A.(2)	705,461,176	25.8%	—	—	705,461,176	25.8%
Fundação Atlântico de Seguridade Social	137,316,044	5.0%	—	—	137,316,044	5.0%
Others	10	*	—	—	10	*

*	less than 1%
(1)	Represents direct ownership of 352,730,588 common shares owned by L.F. Tel S.A. and indirect ownership of 176,365,294 common shares held by Asseca Participações S.A. L.F. Tel S.A. holds 50.0% of the voting and total share capital of Asseca Participações S.A.
(2)	Represents direct ownership of 352,730,588 common shares owned by AG Telecom Participações S.A., indirect ownership of 176,365,294 common shares owned by Andrade Gutierrez Investimentos em Telecomunicações S.A., a wholly owned subsidiary of AG Telecom Participações S.A., and indirect ownership of 176,365,294 common shares held by Asseca Participações S.A. Andrade Gutierrez Investimentos em Telecomunicações S.A. holds 50.0% of the voting and total share capital of Asseca Participações S.A.

Where You Can Find More Information About TNL and TmarPart

TNL is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

TNL files annual reports on Form 20-F and furnishes reports on Form 6-K to the SEC. You may read and copy any of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

TmarPart is subject to the informational requirements of the CVM and the BOVESPA and files reports and other information relating to its business, financial condition and other matters with the CVM and the BOVESPA. The CVM maintains an Internet site at http://www.cvm.gov.br, which contains reports and other information regarding issuers that file electronically with the CVM.

Section 12. Background and Purpose of the Tender Offer

On April 3, 2008, (1) Vivo acquired 51.86% of the common shares and 0.09% of the preferred shares of TNCP for approximately R$128.6 million, corresponding to R$99.38 per common share and R$33.00 per preferred share, from Telpart Participações S.A. pursuant to a Stock Purchase Agreement, dated as of August 2, 2007, among Telpart Participações S.A. and Vivo, and (2) Telemar acquired these shares from Vivo for approximately R$128.6 million, corresponding to R$99.38 per common share and R$33.00 per preferred share, pursuant to the Telemar Stock Purchase Agreement. TNCP owns 74.96% of the share capital, including 89.79% of the voting shares, of Amazônia Celular S.A., or Amazônia Celular.

On July 18, 2008, we commenced a tender offer for any and all outstanding preferred shares of TNCP (including preferred shares of TNCP represented by American Depositary Receipts). Pursuant to the tender offer, on August 19, 2008, we acquired 3,951,923 preferred shares of TNCP, representing 93.9% of the outstanding preferred shares of TNCP. Because the number of preferred shares of TNCP tendered represented more than two-thirds of the outstanding preferred shares of TNCP (other than the preferred shares of TNCP already owned by us), under applicable Brazilian rules, all remaining holders of TNCP preferred shares are entitled to require us to purchase such shares for the price offered in that tender offer, plus an adjustment at the Brazilian Certificado de Depósito Interbancário – CDI rate to the date of payment. The period for exercising this right will expire on November 19, 2008. As of September 12, 2008, we had acquired an additional 15,163 preferred shares of TNCP.

Pursuant to Article 254-A of Law No. 6,404/76 of Brazilian law, Telemar is required (1) to make an offer to purchase all of the remaining outstanding voting shares of TNCP for at least 80% of the purchase price paid to Vivo for the common shares acquired from Vivo on April 3, 2008, and (2) to make an offer to purchase all of the outstanding voting shares of Amazônia Celular not held by TNCP for at least 80% of the implied purchase price paid in the April 3, 2008 acquisition. This tender offer is being made in compliance with Article 254-A of Law No. 6,404/76.

Section 13. Plans for TNCP After the Tender Offer

Except as otherwise provided herein, it is expected that immediately following the consummation of the tender offer, the business and operations of TNCP will be conducted by TNCP substantially as they are currently conducted. We plan to retain the securities acquired in the tender offer and continue operating TNCP as a going concern under our control until the completion of the transactions described below, and have no current plans to dispose of the entire company or our interest in it or to cause the liquidation of TNCP at any time in the foreseeable future. We expect that the business and operations of TNCP will form an important part of our future business plans.

Immediately following the completion of this tender offer, we anticipate that TNCP will continue as a publicly traded company and listed company in Brazil and that TNCP will continue to be obligated to make filings with the CVM and to comply with CVM’s rules applicable to reporting companies.

We do not anticipate that holders of common shares that do not participate in this tender offer will have an opportunity in the foreseeable future to dispose of their common shares, other than as participants in the transactions described below or in open market transactions (to the extent that any public trading market may continue to exist following this tender offer) or in private transactions, with all the costs customarily associated with such sales or transactions.

Except as described below or elsewhere in this offer to purchase, we have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving TNCP or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any material change in TNCP’s capitalization or dividend policy or any other material change in TNCP’s corporate structure or business.

Proposed Corporate Restructuring

As a result of our acquisition of control of TNCP, the regulations of Agência Nacional de Telecomunicações—ANATEL, or ANATEL, the Brazilian Communications regulator, require that either Oi, a subsidiary of Telemar, or Amazônia Celular, TNCP’s subsidiary, surrender its license to provide mobile telecommunication services within 18 months following the publication of ANATEL’s approval of our acquisition of control of TNCP. Because the subscriber base of Oi is many times larger than the subscriber base of Amazônia Celular, we intend to cause Amazônia Celular to merge into Oi prior to surrendering the license that was issued to Amazônia Celular in order to ensure the migration of these customers to services provided by Oi.

Simultaneously with the commencement of this tender offer, we commenced a tender offer for any and all outstanding common shares of Amazônia Celular. We intend to commence a tender offer for any and all outstanding preferred shares of Amazônia Celular during September 2008. Following the completion of this tender offer and tender offers for the common and preferred shares of Amazônia Celular, Telemar intends to undertake a corporate reorganization in order to simplify the corporate structure of Telemar, TNCP, Oi and Amazônia Celular, reduce operating costs and improve the liquidity of the shares held by shareholders of TNCP and Amazônia Celular.

Telemar is analyzing a number of alternative methods to implement the corporate reorganization in a manner that will be in the best interest of Telemar and its shareholders and the shareholders of TNCP and Amazônia Celular. Telemar has not yet determined which transactions will be required to implement the corporate reorganization, which may include mergers or share exchanges involving TNCP and/or Amazônia Celular.

Section 14. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Common Shares

As of September 12, 2008:

•

Telemar owns 1,292,679 common shares, representing 51.86% of the total number of common shares (excluding treasury shares), and 3,970,801 preferred shares of TNCP, representing 94.3% of the total number of preferred shares of TNCP, and 78.3% of the total number of TNCP’s common shares and preferred shares.

•

Each of Jose Mauro Mettrau Carneiro da Cunha, Luiz Eduardo Falco Pires Corrêa, José Luis Magalhães Salazar, Júlio César Pinto owns one common share. Each of these individuals is a member of our board of directors and the board of directors of TNCP.

Each of TNL, TmarPart, BNDES Participações S.A.—BNDESPar, or BNDESPar, Fiago Participações S.A., or Fiago, L.F. Tel S.A., or L.F. Tel, AG Telecom Participações S.A., or AG TelPart, and Fundação Atlântico de Seguridade Social, or FASS, and the directors and executive officers of Telemar, TNL, TmarPart, BNDESPar, Fiago, L.F. Tel, AG TelPart, and FASS are deemed to be beneficial owners of the common shares owned by Telemar pursuant to the Exchange Act. Other than as set forth in the preceding paragraph, none of Telemar, TNL, TmarPart or the persons or entities listed on Schedule I hereto beneficially owns any common shares.

No transactions in the common shares have been effected since July 18, 2008 (60 days prior to the commencement of the tender offer) by (1) Telemar or any of its majority owned subsidiaries, (2) any of the executive officers or directors of Telemar or any executive officer or director of any of its subsidiaries, (3) TNL, (4) TmarPart, (5) BNDESPar or any of BNDESPar’s executive officers or directors, (6) Fiago or any of Fiago’s executive officers or directors, (7) L.F. Tel or any of L.F. Tel’s executive officers or directors, (8) AG TelPart or any of AG TelPart’s executive officers, or (9) FASS or any of FASS’ executive officers or directors.

Except as set forth below and above in “—Section 12. Background of the Tender Offer,” none of Telemar, TNL, TmarPart or any of the persons listed on Schedule I hereto, is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of TNCP’s securities (including any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Telemar owns a majority of the voting capital stock of TNCP and, as a result, has the power to elect a majority of the members of the board of directors of TNCP and, indirectly, to elect all of the executive officers of TNCP.

Section 15. Certain Legal and Regulatory Matters

General

We are not aware of (1) any governmental license or regulatory permit that appears to be material to the business of TNCP or any of its subsidiaries, including Amazônia Celular, that might be adversely affected by our acquisition of common shares pursuant to the tender offer, or (2) except as set forth below, any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of common shares pursuant to the tender offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. We do not currently intend, however, to delay the purchase of common shares tendered pursuant to the tender offer pending the outcome of any such action or the receipt of any such approval. We are unable to predict whether we will determine that we are required to delay the acceptance for purchase of or payment for common shares tendered pursuant to the tender offer pending the outcome of any such matter. We can offer no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to TNCP’s business or certain parts of TNCP’s business might not have to be disposed of, any of which could cause us to elect to terminate the tender offer without the purchase of common shares thereunder.

Antitrust

Our acquisition of control of TNCP has not yet been approved by Brazilian antitrust authorities. The purchase of the common shares pursuant to the tender offer is not subject to the separate approval of Brazilian antitrust authorities.

ANATEL Review

Our acquisition of control of TNCP was approved by ANATEL on March 6, 2008. The purchase of common shares by us pursuant to the tender offer is not subject to the approval of ANATEL.

CVM Registration

The purchase of common shares by us pursuant to the tender offer is subject to registration with the CVM. The CVM granted registration of the tender offer on September 12, 2008. Under CVM regulations the Auction must occur no later than October 31, 2008 and any extension, amendment or termination of the tender offer is subject to the CVM’s prior approval.

Subsequent Payments

Under applicable CVM rules, if within one year of the Auction Date:

•	an event occurs that requires us to effect a mandatory public tender offer for either or both classes of shares of TNCP under the rules of the CVM;

•	we effect another public tender offer for either or both classes of shares of TNCP; or

•

a corporate event occurs that would permit the holders of the common shares whose shares were purchased in the tender offer described in this offer to purchase to exercise appraisal rights under Brazilian law if they had remained shareholders of TNCP at the time of that corporate event;

under applicable CVM rules, we will be required to make a payment in Brazilian reais to each holder of common shares whose shares were purchased in this tender offer for the excess, if any, of:

•	the price per common share that the holder would have the right to receive by virtue of the occurrence of one or more of the events described above; over

•	the price per common share that such holder received for the sale of shares of that class to us in this tender offer;

adjusted by the fluctuation in the average daily rate of the CDI, calculated pro rata from the date of the financial settlement of the Auction to the date of payment of that additional amount and adjusted for any changes in the number of shares that may have occurred by virtue of any share dividend, share split, reverse share split or conversion of the common shares into another class.

Section 16. Fees and Expenses

We have retained Banco de Investimentos Credit Suisse (Brasil) S.A., or Credit Suisse, to prepare a valuation report for the purpose of the public mandatory tender offer for the common shares, as described in Article 2 (III) of CVM Instruction No. 361/02 and in Article 254-A of Law No. 6,404/76, and to act as financial advisor in connection with the tender offer and the tender offers for the preferred shares of TNCP and the common and preferred shares of Amazônia Celular. Upon delivery of the valuation report with respect to the common shares, we paid Credit Suisse a fee of R$1.2 million for the preparation of this valuation report, a valuation report with respect to the preferred shares of TNCP and a valuation report with respect to the common shares and preferred shares of Amazônia Celular. Credit Suisse will also receive customary fees for its financial advisory services.

We have also agreed to reimburse Credit Suisse for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and expenses of its counsel, and to indemnify Credit Suisse and its affiliates against specific liabilities and expenses arising out of its engagement.

Credit Suisse has provided in the past, and may continue to provide from time to time, investment banking services and other financial services to Telemar and its affiliates. Credit Suisse and its affiliates have received and will receive customary fees for such services.

In the normal course of Credit Suisse’s activities, it may acquire, hold or sell, on its behalf or on the behalf of its clients, shares, debt instruments and other securities and financial instruments (including bank loans and other obligations) of Telemar and TNCP and of any other companies involved in the tender offer, as well as provide investment banking services and other financial services to these companies and their affiliates.

We have retained Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários as the Brazilian intermediary institution in connection with the tender offer. Credit Suisse (Brasil) S.A. Corretora de Títulos e Valores Mobiliários will receive customary compensation for its services and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the tender offer.

Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of common shares pursuant to the tender offer. TNCP will not pay any of the fees and expenses to be incurred by us.

Section 17. Miscellaneous

Although the tender offer is open to all holders of common shares, this offer to purchase is intended solely for, and may be used solely by, holders of common shares that are U.S. residents. Separate offering materials in Portuguese for holders of common shares that are not U.S. residents were published concurrently in Brazil, as required by Brazilian law. We are not aware of any jurisdiction where the making of the tender offer or the election to tender common shares in connection therewith would not be in compliance with the laws of that jurisdiction. If we become aware of any jurisdiction in which the making of the tender offer or the election to tender common shares in connection therewith would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after making such good faith effort, we cannot comply with any such law, the tender offer will not be made to (nor will elections to tender common shares be accepted from or on behalf of) the holders of common shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this offer to purchase, and if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the tender offer. You may read and copy the Schedule TO and any amendments thereto, including exhibits, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

You should rely only on the information provided in this offer to purchase or any supplement to this offer to purchase. We have not authorized anyone to provide you with different information. The date of this offer to purchase is September 16, 2008. You should not assume that the information in this offer to purchase is accurate as of any date other than that date, regardless of the time such offer to purchase is made available to you.

TELEMAR NORTE LESTE S.A

Dated: September 16, 2008

SCHEDULE I

INFORMATION ABOUT THE DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING SHAREHOLDERS OF TELEMAR

A. Directors and Executive Officers of Telemar

Set forth below are the name, business address and telephone number of each director and executive officer of Telemar. The current business address of each person is Rua General Polidoro, 99, 5th floor, Botafogo, Rio de Janeiro, RJ, Brazil 22280-004, and the business telephone number of each person is +55 21 3131-1208, except the business address for João Carlos de Almeida Gaspar is Rua Joaquim Floriano, 100, 19th floor, conj. 191, São Paulo, SP, Brazil 04534-000. Each person listed below is a citizen of the Federative Republic of Brazil. Each position set forth below an individual’s name refers to a position at Telemar.

Name	Position Held
José Mauro Mettrau Carneiro da Cunha	Chairman of the Board of Directors

Luiz Eduardo Falco Pires Corrêa	Director and Chief Executive Officer

José Luis Magalhães Salazar	Director, Chief Financial Officer and Investor Relations Officer

Julio Cesar Pinto	Director and Executive Officer

João Carlos de Almeida Gaspar	Director

Paulo Altmayer Gonçalves	Executive Officer

B. Controlling Shareholders of TmarPart

Set forth below are the name, business address, telephone number and brief description of the controlling shareholders of TmarPart. Each is a company incorporated under the laws of the Federative Republic of Brazil. Below each of the controlling shareholders is the name, business address and telephone number of each director and executive officer of that controlling shareholder. The current business address and business telephone of each person is the business address and business telephone set forth for the respective controlling shareholder, except the business address for Carlos Jereissati is Avenida Brig. Faria Lima, 2232, 9th floor,, CEP 01452-002, São Paulo, SP, Brazil. Each person listed below is a citizen of the Federative Republic of Brazil.

Name	Business Description
BNDES Participações S.A. — BNDESPar	BNDES Participações S.A.—BNDESPar, located at Avenida Chile 100, 22nd floor, Rio de Janeiro—RJ 20031-917, Brazil, telephone +55 21 2172-7231, is a subsidiary of the BNDES, a federal economic and social development bank linked to the Brazilian Ministry of Development, Industry and External Trade which is dedicated to offering long-term financing to entrepreneurial activities that may contribute to the development of the country. BNDESPar is dedicated to strengthening the capital structure of private companies and developing the capital market pursuant to the operational priorities and policies established for the BNDES system.

Name	Business Description
Directors of BNDESPar

The following individuals are the members of the Board of Directors of BNDESPar:

•        Miguel João Jorge Filho—Chairman of the board of directors

•        Luciano Galvão Coutinho—Chief Executive Officer

•        Luiz Marinho

•        Ivan João Guimarães Ramalho

•        Clara Levin Ant

•        Roberto Teixeira da Costa

Executive Officers of BNDESPar

The following individuals are the Executive Officers of BNDESPar:

•        Luciano Galvão Coutinho—Chief Executive Officer

•        Eduardo Rath Fingerl—Investor Relations Officer

•        Armando Mariante Carvalho Junior

•        João Carlos Ferraz

•        Elvio Lima Gaspar

•        Mauricio Borges Lemos

•        Wagner Bittencourt de Oliveira

Fiago Participações S.A.	Fiago Participações S.A., located at Avenida Presidente Wilson, 231, 11th floor, Centro, Rio de Janeiro, RJ, Brazil, 20030-905, telephone +55 21 3974-4549, is a holding company, which invests in other companies. It was established on January 23, 1998 to invest in companies emerging from the privatization of Telebrás.

Directors of Fiago Participações S.A.

The following individuals are the members of the Board of Directors of Fiago Participações S.A.:

•        José Branisso—Chairman of the board of directors

•        Wanderley Rezende de Souza

•        Marcio de Araújo Faria

Executive Officers of Fiago Participações S.A.

The following individuals are the Executive Officers of Fiago Participações S.A.:

•        José Carlos Lopes Xavier de Oliveira—Chief Executive Officer

•        Carlos Eduardo Reich de Sampaio—Investor Relations Officer

•        Marcela Brito Garcia

Name	Business Description
L.F. Tel S.A.	L.F. Tel S.A., located at Avenida Dr. Chucri Zaidan No. 920, 16th floor, São Paulo, SP, Brazil, telephone +55 11 3048-7270, is a subsidiary of La Fonte Telecom S.A., a holding company that is part of the Jereissati Group. L.F. Tel’s principal asset is its equity interest in Tmarpart. The Jereissati Group has investments in the commercial real estate sector in Brazil. It partially owns and manages nine shopping malls in the Southern and Southeastern regions of Brazil. In 1997, the group entered the telecommunications sector by acquiring small stakes in the broadband telephone mobile operators Americel and Telet, which were sold in 2001.

Directors of L.F. Tel S.A.

The following individuals are the members of the Board of Directors of L.F. Tel S.A.:

•        Carlos Francisco Ribeiro Jereissati—Chairman of the board of directors

•        Carlos Jereissati

•        Sidnei Nunes

•        Aparecido Carlos Correia Galdino

Executive Officers of L.F. Tel S.A.

The following individuals are the Executive Officers of L.F. Tel S.A.:

•        Carlos Francisco Ribeiro Jereissati—Chief Executive Officer

•        Alexandre Jereissati Legey—Chief Financial Officer and Investor Relations Officer

•        Pedro Jereissati

AG Telecom Participações S.A.	AG Telecom Participações S.A., located at Av. Do Contorno 8123, Belo Horizonte, Minas Gerais, Brazil, telephone +55-31-3290 6645, is a subsidiary of Andrade Gutierrez S.A. responsible for managing the telecommunications business of the Andrade Gutierrez Group. The conglomerate develops its activities focused on three core businesses: (a) engineering work in Brazil and abroad; (b) operating public concessions in Brazil, primarily highways and water treatment; and (c) telecommunications in Brazil. Under Brazilian law, AG Telecom Participações S.A. is not required to have, and does not have, a board of directors.

Executive Officers of AG Telecom Participações S.A.

The following individuals are the Executive Officers of AG Telecom Participações S.A.:

•        Otavio Marques de Azevedo—Chief Executive Officer

•        Luiz Otávio Maurão—Investor Relations Officer and Vice President

Name	Business Description
Fundação Atlântico de Seguridade Social	Fundação Atlântico de Seguridade Social, or FASS, is a private supplementary pension entity that Telemar incorporated in August 2004, and which manages private pension plans for the benefit of Telemar’s employees. FASS is located at Rua Lauro Muller, 116, sala 2091, Torre do Rio Sul, Botofogo, Rio de Janeiro, RJ Brazil 22.290-160, telephone +55-21-3873 9292.

Directors of Fundação Atlântico de Seguridade Social

The following individuals are the members of the Board of Directors of Fundação Atlântico de Seguridade Social:

•        Eurico de Jesus Teles Neto—Chairman of the board of directors

•        José Luís Magalhães Salazar

•        Julio César Fonseca

•        Eduardo Felippe Michalski

•        Luis Antonio Souza da Silva

•        Marcelo Beltrão Correia

Executive Officers of Fundação Atlântico de Seguridade Social

The following individuals are the Executive Officers of Fundação Atlântico de Seguridade Social:

•        Fernando Antonio Pimentel de Melo—Cheif Executive Officer

•        Maria Auxiliadora Nunes Figueiredo

•        Marcio de Araújo Faria

Any questions or requests for assistance or additional copies of this offer to purchase may be directed to Mr. Roberto Terziani at the address and phone number listed below.

Roberto Terziani

Investor Relations Director

Telemar Norte Leste S.A.

Rua Humberto de Campos, 425

7º andar

Leblon, Rio de Janeiro, RJ, Brazil 22430-190

Tel: +55 21 3131-1208